This pricing supplement, which is not complete, relates to an effective Registration Statement under the Securities Act of 1933, as amended. We may not sell the subordinated notes until we deliver a final pricing supplement. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these subordinated notes in any jurisdiction where such an offer would not be permitted.

Subject to completion, dated September 05, 2008
Filed Under Rule 424(b)(3), Registration Statement No. 333-59482
Pricing Supplement Number 1 Dated [          ]
(To: Prospectus Dated May 10, 2001 and Prospectus Supplement dated September 4, 2008)
Investors should read this Pricing Supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product	Moody's	S & P
Number	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Rating	Rating

04548QAA1	100.000%	1.500%	[$]	FIXED	9.250%	SEMI- ANNUAL	10/15/2018	03/15/2009	$45.48	NO	Subordinated Unsecured Notes	A3	BBB
Redemption Information: Callable at 100.000% on 10/15/2013 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC Agents: Baird (Robert W) & Co, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch & Co., UBS Securities LLC, Wachovia Securities, LLC

The Associated Banc-Corp Internotes will be subject to redemption at the option of Associated Banc-Corp, in whole on the Interest Payment Date occurring any time on or after 10/15/2013 at a redemption price equal to 100% of the principal amount of the Associated Banc-Corp InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.

Associated Banc-Corp 1200 Hansen Road Green Bay, Wisconsin 54304	Offering Dates: Friday, September 05, 2008 through Monday, September 15, 2008
Trade Date: Monday, September 15, 2008 @12:00 PM ET
Settle Date: Thursday, September 18, 2008
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS:
DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as the term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved	Associated Banc-Corp Prospectus Dated 10-May-01 Prospectus Supplement Dated 4-September-08